Exhibit 99.1
La Quinta
PRESS RELEASE

Contact:	Tom Ward Investor Relations 214-492-6689
LA QUINTA CORPORATION ANNOUNCES EXCELLENT THIRD QUARTER 2005 RESULTS
•	Financial Results Exceed Guidance
•	Revenues Increase 32% and Net Income Reaches $14 Million
•	RevPAR Increases 10% and Adjusted EBITDA Increases 42%
•	Franchising Revenue Increases 88%
•	2005 Guidance Increased
•	Preliminary 2006 Guidance Provided
Dallas (October 28, 2005) — La Quinta Corporation (NYSE: LQI) today announced financial results for the third quarter ended September 30, 2005. The Company will hold a conference call today at 11:00 a.m. (EDT) to discuss these results and its business.
“We are very pleased with our excellent third quarter financial results,” stated Francis W. (“Butch”) Cash, chairman and chief executive officer. “For the quarter, RevPAR growth for total company owned hotels exceeded the upper end of our guidance by three percentage points and adjusted EBITDA exceeded our guidance by $5 million. Our July and August results were ahead of our expectations, followed by very strong occupancy increases in September due in part to Hurricanes Katrina and Rita. As a result, both our La Quinta and Baymont brands provided strong operating results.
“We continue to be impressed by the talents and compassion our people displayed in the aftermath of the devastating hurricanes we have experienced.
“The third quarter marks the one-year anniversary of our ownership of Baymont. We are very pleased that we are already producing results at the anticipated levels of return on our original investment, a year earlier than we expected.
“Our business fundamentals continue to improve and we are encouraged by the healthy operating environment for the lodging industry with favorable pricing trends and limited increases in supply. Our development activities will be focused on central business district and airport locations because of the returns we can realize and the ability to display our brands ever more prominently to help stimulate growth for our franchisees and ourselves. We anticipate commencing at least three such projects in 2006.
“While we continue to explore acquisition opportunities, we recognize the competitive market for hotel assets. As a result, in addition to using our capital for our central business district projects, we are also looking more actively at other uses of our balance sheet capacity including redeeming the $200 million of preferred stock,” concluded Mr. Cash.

FINANCIAL AND OPERATING HIGHLIGHTS
For the third quarter ended September 30, 2005, the Company reported:
•	Total revenues of $205 million, a 32% increase compared to 2004.
•	Net income of $14 million, or $0.07 per share, versus net loss of $12 million, or ($0.07) per share, in 2004.
•	RevPAR for total company owned hotels of $45.77, a 10% increase compared to 2004.
•	Adjusted EBITDA of $77 million, a 42% increase compared to 2004. A detailed schedule reconciling net income (loss) to Adjusted EBITDA is included in the supplemental tables.
For the nine months ended September 30, 2005, the Company reported:
•	Total revenues of $572 million, a 34% increase compared to 2004.
•	Net income of $14 million, or $0.07 per share, versus net loss of $31 million, or ($0.18) per share, in 2004.
•	RevPAR for total company owned hotels of $43.11, a 7% increase compared to 2004.
•	Adjusted EBITDA of $196 million, a 44% increase compared to 2004. A detailed schedule reconciling net income (loss) to Adjusted EBITDA is included in the supplemental tables.
OPERATING RESULTS
The 10% RevPAR growth for company owned hotels for the third quarter was driven by a 12% RevPAR growth for La Quinta branded hotels. The RevPAR growth for the La Quinta branded hotels was due to an occupancy increase of 2.4 percentage points and an average rate increase of 8%. Prior to September, which was impacted by Hurricanes Katrina and Rita, company owned La Quinta branded hotels were already trending at 9% RevPAR growth with particular strength in the Northwest with 13% RevPAR growth. After the hurricanes, occupancy at hotels in Texas and the Gulf Coast significantly increased. RevPAR for La Quinta owned hotels in Dallas, Austin, San Antonio and Houston metropolitan areas were up 20% for the quarter in part due to evacuees from the New Orleans area as well as evacuees from Hurricane Rita. RevPAR for company owned Baymont branded hotels increased approximately 7% during the quarter and also contributed to improved adjusted EBITDA margin.
“Prior to the hurricanes, our results were tracking above the top end of our RevPAR and Adjusted EBITDA expectations for the quarter due to continuing improvements in our business,” added David L. Rea, president and chief operating officer. “In addition, the hurricanes brought significant increases in occupancy at our properties in Texas and the Gulf Coast during the months of September and October. As a result of our strong RevPAR growth and the positive impact of the Baymont acquisition, Adjusted EBITDA and profit margins continued to improve.”
During the third quarter, the Company added seven La Quinta and eight Baymont franchise hotels to its system. As of September 30, 2005, the Company had 11,443 La Quinta branded franchise rooms (139 hotels) and 9,239 Baymont branded franchise rooms (106 hotels). In addition, the Company also executed a record number of franchise agreements (39 agreements) during the quarter. System-wide La Quinta branded hotel RevPAR, which includes the results of our La Quinta franchisees, increased 13% in the third quarter. This performance is yet another indicator of the very positive momentum and success of our franchising program.
Asset Sales and Assets Held for Sale
During the quarter, the Company sold four hotels, three of which were classified as continuing operations and one in discontinued operations, for gross proceeds of approximately $12 million and recognized gains on sales of approximately $4 million. At September 30, 2005, the Company had 12 hotels classified as held for sale. Eight hotels are included in discontinued operations while four are in continuing operations as we expect the buyer to convert the hotels to the Baymont brand. The net book value of assets held for sale is approximately $32 million.

Hurricanes Impact
As previously reported, the Company has eight company owned hotels (2% of total company owned properties) in the greater New Orleans area that were affected by Hurricane Katrina. Two properties suffered severe damage and may not be restored to service. The six remaining hotels suffered significant damage, however, the Company believes these six properties will be substantially returned to service by year-end.
In addition to the eight New Orleans hotels, 14 company owned hotels in Texas, Louisiana, Mississippi, Alabama and Florida experienced varying degrees of damage due to Hurricanes Katrina and Rita. Most of these hotels were substantially returned to service by September 30, 2005.
Based on preliminary assessments, the Company estimates property damage as a result of the hurricanes will approximate $30 million to $40 million. The Company believes these damages will be substantially recovered from insurance proceeds. Third quarter net income reflects charges related to the hurricanes of approximately $2 million.
Revenues include an estimated $5 million due to increased occupancy attributable to the aftermath of the hurricanes, which compares with approximately $2 million of additional revenue due to hurricanes in third quarter 2004. The amount and timing of business interruption recoveries are uncertain and will be recorded in future periods, in addition to potential property gains and losses, as claims are settled with insurance carriers.
In addition to the company owned hotels damaged by the hurricanes, 11 of the Company’s franchises, including five under construction, were damaged. Damage to the units under construction will likely affect those properties’ scheduled opening dates.
THIRD QUARTER FINANCIAL RESULTS
Revenue: Total revenues for the third quarter 2005 increased 32% over the third quarter 2004. Franchise fees increased 88% for the third quarter 2005. Other revenue (including healthcare interest income and restaurant rental income) increased 4% for the third quarter 2005. Approximately 60% of the total revenue increase was attributable to the Baymont acquisition while approximately 30% of the total revenue increase was due to the 12% increase in company owned La Quinta branded RevPAR. The remaining revenue increase was primarily due to an increase in franchise fees.
Net income: For the third quarter 2005, net income was $14 million, or $0.07 per share versus a net loss of $12 million, or ($0.07) per share, for the third quarter 2004. The improvement from 2004 to 2005 was primarily the result of the Baymont acquisition, improved operating performance at La Quinta owned hotels, an increase in franchise income and a loss of approximately $21 million in the prior year period related to the early retirement of debt. Third quarter 2005 financial results include income of $0.2 million from hotels classified as discontinued operations.
Adjusted EBITDA: Adjusted EBITDA for the third quarter 2005 was $77 million, a 42% increase compared to $54 million in the third quarter 2004. The increase in Adjusted EBITDA was primarily driven by income from the Baymont acquisition, revenue increases at company owned hotels, strong cost management as well as an increase in franchise income. Adjusted EBITDA margins improved 270 basis points year-over-year to 37.6% for the third quarter 2005, reflecting strong flow through from average rate increases, the increased demand caused by the hurricanes and the favorable results of the Baymont acquisition. Adjusted EBITDA excludes approximately $4 million of gains on sales of three properties previously classified as held for sale, as well as, other expense of approximately $0.6 million primarily related to Baymont integration expenses and fees related to abandoned transaction costs.
Capital Structure: During the third quarter, the Company repaid $116 million of debt, including $100 million of 7.40% Senior Notes and $16 million of medium term notes. After the repayment of these Notes, the Company’s total indebtedness at September 30, 2005 was $810 million. At September 30, 2005, the Company had $213 million in cash and cash equivalents and no borrowings under its $150 million credit facility, other than $16.5 million in letters of credit. The Company’s net debt (total indebtedness less cash and cash equivalents) was $597 million at September 30, 2005. In addition, the Company has $200 million of 9% preferred stock outstanding which is currently redeemable at the Company’s option. Finally, the Company had approximately 203 million fully diluted equivalent paired shares outstanding during the third quarter.
THIRD QUARTER YEAR-TO-DATE FINANCIAL RESULTS
Revenue: Revenues for the nine months ended September 30, 2005 increased 34% over the same period in 2004. Approximately 70% of the total revenue increase was attributable to the Baymont acquisition while approximately 25% was due to a 10% increase in company owned La Quinta branded RevPAR. The remaining revenue increase was primarily due to an increase in franchise fees, partially offset by reduced interest income from a healthcare note receivable, which was paid off in 2004.
Net income: Net income was $14 million, or $0.07 per share, for the nine months ended September 30, 2005, versus a net loss of $31 million, or ($0.18) per share, for the same period in 2004. The improvement from 2004 to 2005 was primarily the result of the Baymont acquisition, improved operating performance at La Quinta owned hotels, an increase in franchise income and a loss of approximately $21 million related to the early retirement of debt and an impairment charge of approximately $13 million, each in the prior-year period. The year-to-date financial results include income of approximately $1 million from hotels classified as discontinued operations.
Adjusted EBITDA: Adjusted EBITDA for the nine months ended September 30, 2005 was $196 million, a 44% increase compared to $136 million in the same period in 2004. The increase in Adjusted EBITDA was primarily driven by the addition of income from the Baymont acquisition; revenue increases at company owned hotels, strong cost management as well as an increase in franchise income. Adjusted EBITDA for the nine months ended September 30, 2005 excludes approximately $3 million of gains on sales of assets as well as other expense of approximately $3 million principally related to Baymont integration expenses.
CURRENT OUTLOOK
The Company currently expects continued strength in both lodging demand and room rate improvements for the fourth quarter of 2005 as well as 2006. With continued growth in fee based revenues and rate improvements, profit margins should also continue to increase. The following guidance excludes any gains or losses associated with asset sales.
Fourth Quarter
For the fourth quarter 2005, total company owned hotel RevPAR is estimated to increase approximately 10% to 12% compared to the prior year fourth quarter, reflecting continued increases in average daily rates as well as unusually high occupancy attributable to the hurricanes which is anticipated to decline to normal seasonal levels by mid November. The Company anticipates:
•	Revenue to be approximately $173 million to $176 million
•	Net loss to be approximately $4 million
•	Adjusted EBITDA to be approximately $52 million
Accordingly, for the full year 2005, the Company estimates total revenue of approximately $745 million to $748 million and Adjusted EBITDA of approximately $247 million. Net income is anticipated to be approximately $10 million.

Capital expenditures for 2005 are anticipated to be approximately $120 million, which includes a partial year of funding for the redevelopment of the La Quinta Arlington, Texas property, conversions between the La Quinta and Baymont brands, corporate capital expenditures and maintenance and renovation capital expenditures for our owned Baymont and La Quinta hotels.
The franchise pipeline is strong and continues to grow with more than 150 contracts executed for future franchise openings. Due to damage from the hurricanes to certain franchise properties under construction as well as delays in some new construction franchise projects, the Company now expects to open 60 to 70 franchises in 2005.
Preliminary 2006 Outlook
Preliminary expectations for 2006 are for RevPAR growth of approximately 6% to 7% for company owned hotels after adjusting 2005 results for the effects of the hurricanes. This RevPAR increase will be driven primarily by rate increases. Revenue is estimated to range from $780 million to $790 million and Adjusted EBITDA is anticipated to range from $265 million to $270 million and net income is estimated to range from $15 million to $18 million. The Adjusted EBITDA and net income ranges are on a comparable basis to 2005 and do not reflect the implementation of expensing stock options in 2006. Capital expenditures for 2006 are currently anticipated to be approximately $150 million. This includes $80 million of funding for construction of three new central business district properties, two redevelopment projects, and continued conversions of properties between the La Quinta and Baymont brands. The remaining $70 million consists of $60 million of maintenance and renovation capital expenditures for our company owned hotels and $10 million of corporate capital expenditures. The Company expects to add at least 85 hotels to its franchise system in 2006.
Conference Call and Where You Can Find Additional Information
As previously announced, at 11:00 AM (EDT) today, the Company will hold a conference call and audio webcast to discuss its financial results and its business. During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.
Simultaneous with the conference call, an audio webcast of the call will be available via a link on the Company’s website, www.LQ.com, in the Investor Relations—Webcasts section. The conference call can be accessed by dialing 800-240-6709 (International: 303-262-2130). An access code is not required. A replay of the call will be available from 1:00 PM (EDT) on October 28, 2005 through 12:59 AM (EST) on November 5, 2005 by dialing 800-405-2236 (International: 303-590-3000) and entering the access code of 11042161#. The replay will also be available in the Investor Relations—Webcasts section of the La Quinta website, www.LQ.com.
About La Quinta Corporation
La Quinta Corporation (NYSE: LQI), is one of the largest owner/operators of limited-service hotels in the United States. Based in Dallas, Texas, the Company owns, operates or franchises more than 600 hotels in 39 states under the La Quinta Inns, La Quinta Inn & Suites®, Baymont Inn & Suites®, Woodfield Suites® and Budgetel® brands. For more information about La Quinta Corporation, please visit www.LQ.com.

Safe Harbor Statement
Certain matters discussed in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “projects” and other similar expressions, which are predictions of or indicate future events and trends, typically identify forward-looking statements. Our forward-looking statements are subject to a number of risks and uncertainties, which could cause actual results or the timing of events to differ materially from those described in the forward-looking statements. Accordingly, we cannot assure you that the expectations set forth in these forward-looking statements will be attained. Some of the factors that could cause actual results or the timing of certain events to differ from those described in these forward-looking statements include, without limitation, our ability to successfully grow revenues (through our revenue initiatives, including our franchising programs, our internet distribution initiatives and our customer loyalty programs, or otherwise) and profitability of our lodging business and franchising programs; concentration of our properties in certain geographic areas; our ability to realize sustained labor or other cost savings; the availability and costs of insurance for our properties and business; competition within the lodging industry, including in the franchising of the La Quinta and Baymont brands; our ability to generate attractive rates of return on new lodging investments; the cyclicality of the lodging business; the impact of U.S. military action abroad and/or additional terrorist activities; the effects of a general economic slowdown, including decreases in consumer confidence and business spending, which may adversely affect our business and industry; interest rates; the ultimate outcome of litigation filed against us; the availability of capital for corporate purposes including for debt repayment, acquisitions and capital expenditures; the conditions of the capital markets in general; acquisition-related risks; and other risks detailed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, the risks described in our Joint Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2005, in the section entitled “Certain Factors You Should Consider About Our Companies, Our Businesses and Our Securities,” as updated by our Joint Current Report on Form 8-K filed with the SEC on May 27, 2005. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or other changes.
Historical Data of Baymont
La Quinta Corporation acquired substantially all of the assets of The Marcus Corporation’s limited service lodging division on September 3, 2004. The Marcus Corporation has provided us with a limited amount of unaudited historical operating data for the acquired properties related to certain periods prior to the acquisition by La Quinta Corporation. We have recompiled comparable property and reporting period results for Baymont from this internal, unaudited data. This data has not been audited or otherwise independently verified by the Company or its independent auditors, although the Company has no reason to believe that this data is not accurate in any material respect. As a result, we will only be disclosing approximate RevPAR changes for Baymont through the quarter ending September 30, 2005. Beginning with the quarter ending December 31, 2005, we will be able to disclose more detailed comparable operating data for Baymont.
Statement Concerning Non-GAAP Measurement Tools
The Company uses Adjusted EBITDA as a supplemental measure of the Company’s performance because we believe it gives the reader a more complete understanding of our financial condition and operating results. We use this metric to calculate various financial ratios and to measure our performance, and we believe some debt and equity investors also utilize this metric for similar purposes. Adjusted EBITDA includes adjustments for non-cash income or expenses such as depreciation, amortization and other non-cash items. Adjusted EBITDA is also adjusted for discontinued operations, income taxes, interest expense, net and minority interest (which includes preferred stock dividends of La Quinta Properties, Inc.), as well as certain cash income or expense that we believe otherwise distorts the comparability of the measure. Adjusted EBITDA is intended to show unleveraged, pre-tax operating results. The impact of investing and financing transactions, as well as income taxes, should also be considered in evaluating overall results. Adjusted EBITDA is not intended to represent any measure of performance in accordance with accounting principles generally accepted in the United States (“GAAP”) and our calculation and use of this measure may differ from our competitors. This non-GAAP measure should not be used in isolation or as a substitute for a measure of performance or liquidity prepared in accordance with GAAP. A detailed schedule reconciling GAAP net income (loss) to Adjusted EBITDA is included in the attached supplemental tables.

Supplemental Schedules

Financial Results	A
Other (Income) Expense	B
Supplemental Non-GAAP Financial Data	C
Other Supplemental Information	D
Lodging Operating Statistics	E
Hotel Unit Data	F
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La Quinta Corporation
Schedule A
Financial Results
(Unaudited)

	Three months ended		Nine months ended
Operating Data:	September 30,		September 30,
(In millions, except per share data)	2005	2004	2005	2004
Revenues
Hotel operations	$192.5	$147.5	$540.2	$406.3
Franchise fees	9.2	4.9	23.5	11.6
Other	2.8	2.7	8.1	9.5

Total revenues	204.5	155.1	571.8	427.4

Expenses
Direct lodging operations	85.0	67.3	243.5	189.4
Other lodging and operating expenses	25.6	19.9	73.5	56.4
Selling, general and administrative	17.0	13.8	59.3	45.6
Interest, net of interest income of $2.5, $2.0, $4.3, and $7.9, respectively	16.0	15.9	52.1	46.2
Depreciation and amortization	35.3	32.8	105.5	91.4
Impairment of property and equipment	—	—	—	12.7
Loss on early extinguishment of debt	—	21.4	—	21.4
Other (income) expense	(3.0)	(1.1)	(0.3)	(1.8)

Total expenses	175.9	170.0	533.6	461.3

Income (loss) before minority interest, income taxes, and discontinued operations	28.6	(14.9)	38.2	(33.9)
Minority interest	(4.5)	(4.5)	(13.7)	(13.7)
Income tax (expense) benefit	(10.6)	7.3	(11.6)	16.3

Income (loss) before discontinued operations	13.5	(12.1)	12.9	(31.3)
Income from discontinued operations, net of taxes	0.2	—	1.2	0.1

Net income (loss)	$13.7	$(12.1)	$14.1	$(31.2)

Per Share Data:
Income (loss) before discontinued operations	$0.07	$(0.07)	$0.07	$(0.18)
Income from discontinued operations, net of taxes	—	—	—	—

Net income (loss) per share — basic and assuming dilution	$0.07	$(0.07)	$0.07	$(0.18)

Weighted average shares outstanding
Basic	199.4	176.7	188.4	176.5
Assuming dilution	203.1	176.7	192.1	176.5
Prior period results have been reclassified to conform to current period presentation.
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La Quinta Corporation
Schedule B
Other (Income) Expense
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
(In millions)	2005	2004	2005	2004
(Gain) loss on sale of assets and related costs(1)	$(3.6)	$(0.1)	$(3.4)	$0.1
Gain on early repayment of notes receivable	—	(2.1)	—	(2.1)
Gain on settlement (2)	—	—	—	(0.4)
Acquisition, retirement plan and other (3)	0.6	1.1	3.1	0.6

Total other (income) expense	$(3.0)	$(1.1)	$(0.3)	$(1.8)

(1)	This caption includes sales of hotels, restaurants and other property as well as the accumulation of costs to sell assets held for sale in continuing operations. During the three months ended September 30, 2005, we sold three hotels for gross proceeds of approximately $9.4 million, resulting in a gain on sale of approximately $3.7 million. These hotels are not included in discontinued operations because it is probable that these hotels will be operated by the buyers as Baymont franchises, which we believe would constitute significant continuing involvement in the operations of the hotel and, therefore, presentation as discontinued operations is not appropriate.
(2)	During the nine months ended September 30, 2004, the Company settled obligations related to assets previously sold that resulted in a net gain of $0.4 million.
(3)	During the three and nine months ended September 30, 2005, the Company recognized expense of approximately $0.6 million and $3.1 million, respectively, consisting of approximately $0.2 million and $2.7 million primarily related to integration costs related to the Baymont acquisition and approximately $0.4 million during each period for fees related to abandoned transaction costs.

During the three and nine months ended September 30, 2004, the Company recognized expense of approximately $1.7 million and $1.9 million, consisting of approximately $1.5 million during each period for integration costs related to the Baymont acquisition and $0.2 million and $0.4 million, respectively, related to the termination and ongoing settlement of the La Quinta retirement plan. These expenses were partially offset by income of approximately $0.6 million and $1.3 million, respectively, primarily as a result of settlement of litigation related to the healthcare business, adjustments of amounts previously accrued related to the exit of the healthcare business and refunds of public company filing fees.
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La Quinta Corporation
Schedule C
Supplemental Non-GAAP Financial Data
(Unaudited)

	Three months ended		Nine months ended
Adjusted EBITDA Reconciliation	September 30,		September 30,
(In millions)	2005	2004	2005	2004
Net income (loss) (per GAAP)	$13.7	$(12.1)	$14.1	$(31.2)
Add:
Depreciation and amortization(4)	35.3	32.8	105.5	91.4
Impairment of property and equipment	—	—	—	12.7
Loss on early extinguishment of debt	—	21.4	—	21.4
Minority interest	4.5	4.5	13.7	13.7
Income tax expense (benefit)	10.6	(7.3)	11.6	(16.3)
Interest, net of interest income of $2.5, $2.0, $4.3, and $7.9, respectively	16.0	15.9	52.1	46.2
Other (income) expense(1)	(3.0)	(1.1)	(0.3)	(1.8)
Income from discontinued operations, net of taxes(2)	(0.2)	—	(1.2)	(0.1)

Adjusted EBITDA(3,4) (Non-GAAP)	$76.9	$54.1	$195.5	$136.0

(1)	See attached Schedule B for details.
(2)	Income from discontinued operations includes nine hotels during the three months ended September 30, 2005, 11 hotels during the nine months ended September 30, 2005, and 11 hotels during each of the three and nine months ended September 30, 2004. The separately identifiable results of operations of the hotels have been reported as results from discontinued operations for all periods presented.
(3)	Includes approximately $1.0 million and $2.7 million of stock-based compensation (primarily amortization of restricted stock) during the three and nine months ended September 30, 2005, respectively, and $0.5 million and $1.8 million during the three and nine months ended September 30, 2004, respectively.
(4)	During the three months ended September 30, 2005, we recognized approximately $1.7 million of hurricane related charges, net of estimated property insurance recovery, related to damage from the two hurricanes, of which approximately $0.9 million of repairs is included in other lodging and operating expenses and $0.8 million of casualty losses is included in depreciation and amortization.

During the three months ended September 30, 2004, we recorded casualty loss expense, net of estimated property insurance recovery, of approximately $1.7 million, included in depreciation and amortization, related to property damage as a result of the hurricanes in the State of Florida during 2004. During 2005, we reduced a portion of the previously recorded casualty loss expense as a result of insurance recoveries by approximately $0.8 million.
Adjusted EBITDA Reconciliation (Current Outlook)
(In millions)

	Three months ended		Preliminary Full
	December 31, 2005	Full Year 2005	Year 2006
Net income (loss) (per GAAP)	$(4)	$10	$15 - $18
Add:
Depreciation and amortization	38	144	155
Minority interest	5	18	19
Income tax expense (benefit)	(3)	9	9 - 11
Interest, net	16	68	67
Income from discontinued operations, net of taxes	—	(2)	—

Adjusted EBITDA (Non-GAAP)	$52	$247	$265 - $270

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La Quinta Corporation
Schedule D
Other Supplemental Information
(Unaudited)

	Three months ended		Nine months ended
Capital Expenditures	September 30,		September 30,
(In millions)	2005	2004	2005	2004

Capital expenditures	$25.0	$16.4	$51.2	$45.2

Selected Balance Sheet Data	September 30,	December 31,
(In millions)	2005	2004
		(Audited)
Property and equipment, net	$2,368.1	$2,434.0
Cash and cash equivalents (A)	212.6	103.3
Total assets	2,875.6	2,810.9
Total indebtedness (B)	809.6	925.6
Total liabilities	1,095.0	1,217.3
Minority interest (C)	203.7	203.9
Total shareholders’ equity (D)	1,576.9	1,389.7
Net debt to total capitalization Equal to (B-A)/(D+C+B-A)	25%	34%
Debt Maturity Schedule
(In millions)

September 30,
Calendar Year	2005

2005	$—
2006	20.0
2007	210.0
2008	50.0
2009	—
2010 and thereafter	529.6

Total debt	809.6
Less: Cash and cash equivalents	(212.6)

Net debt	$597.0

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La Quinta Corporation
Schedule E
Lodging Operating Statistics
(Unaudited)

	Three months ended			Three months ended
	September 30, 2005			September 30, 2004			Change
	Occ	ADR	RevPAR	Occ	ADR	RevPAR	Occ	ADR	RevPAR
Comparable Owned Hotels (1)
La Quinta Inns	72.0%	$61.23	$44.06	69.2%	$57.16	$39.55	2.8 pts	7.1%	11.4%
La Quinta Inn & Suites	74.4%	$71.11	$52.90	72.9%	$66.19	$48.28	1.5 pts	7.4%	9.6%
Composite (La Quinta comparable owned)	72.7%	$64.22	$46.67	70.3%	$59.92	$42.13	2.4 pts	7.2%	10.8%
Baymont Inn & Suites(2)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Total Comparable Owned Hotels	72.7%	$64.22	$46.67	70.3%	$59.92	$42.13	2.4 pts	7.2%	10.8%
Total Company Owned Hotels(4)
La Quinta Inns	71.9%	$61.01	$43.85	69.1%	$56.83	$39.28	2.8 pts	7.4%	11.6%
La Quinta Inn & Suites	74.2%	$72.50	$53.79	72.9%	$66.48	$48.49	1.3 pts	9.1%	10.9%
Composite (La Quinta owned)	72.6%	$64.58	$46.87	70.2%	$59.78	$41.99	2.4 pts	8.0%	11.6%
Baymont Inn & Suites(2,3)	70.6%	$57.40	$40.51	65.8%	$53.67	$35.32	N/A	N/A	N/A
Total Company Owned Hotels(4,5)	72.1%	$63.50	$45.77	69.9%	$59.45	$41.55	2.2 pts	6.8%	10.2%
System Wide Hotels(6)
La Quinta Inns	71.2%	$63.37	$45.13	68.8%	$57.61	$39.65	2.4 pts	10.0%	13.8%
La Quinta Inn & Suites	74.8%	$74.71	$55.85	73.0%	$68.83	$50.23	1.8 pts	8.5%	11.2%
Composite (La Quinta system wide)	72.4%	$67.39	$48.81	70.2%	$61.42	$43.10	2.2 pts	9.7%	13.2%
Baymont Inn & Suites(2,3)	67.6%	$61.05	$41.28	63.3%	$58.12	$36.78	N/A	N/A	N/A

	Nine months ended			Nine months ended
	September 30, 2005			September 30, 2004			Change
	Occ	ADR	RevPAR	Occ	ADR	RevPAR	Occ	ADR	RevPAR
Comparable Owned Hotels (1)
La Quinta Inns	68.0%	$59.93	$40.73	66.9%	$56.16	$37.57	1.1 pts	6.7%	8.4%
La Quinta Inn & Suites	74.3%	$71.85	$53.35	72.7%	$66.22	$48.14	1.6 pts	8.5%	10.8%
Composite (La Quinta comparable owned)	69.8%	$63.67	$44.46	68.6%	$59.31	$40.69	1.2 pts	7.4%	9.3%
Baymont Inn & Suites(2)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Total Comparable Owned Hotels	69.8%	$63.67	$44.46	68.6%	$59.31	$40.69	1.2 pts	7.4%	9.3%
Total Company Owned Hotels(4)
La Quinta Inns	67.9%	$59.61	$40.48	66.8%	$55.79	$37.28	1.1 pts	6.8%	8.6%
La Quinta Inn & Suites	73.9%	$73.07	$53.98	72.7%	$66.56	$48.40	1.2 pts	9.8%	11.5%
Composite (La Quinta owned)	69.7%	$63.92	$44.56	68.5%	$59.13	$40.53	1.2 pts	8.1%	9.9%
Baymont Inn & Suites(2,3)	65.7%	$55.95	$36.77	65.0%	$53.04	$34.47	N/A	N/A	N/A
Total Company Owned Hotels(4,5)	68.8%	$62.70	$43.11	68.4%	$58.99	$40.37	0.4 pts	6.3%	6.8%
System Wide Hotels(6)
La Quinta Inns	67.3%	$61.33	$41.24	65.9%	$56.35	$37.11	1.4 pts	8.8%	11.1%
La Quinta Inn & Suites	73.0%	$73.80	$53.87	71.4%	$67.51	$48.20	1.6 pts	9.3%	11.8%
Composite (La Quinta system wide)	69.2%	$65.78	$45.52	67.6%	$60.15	$40.68	1.6 pts	9.4%	11.9%
Baymont Inn & Suites(2,3)	62.4%	$59.38	$37.06	63.0%	$57.38	$36.15	N/A	N/A	N/A
(1)	Excludes hotels undergoing redevelopment or brand conversions, as well as hotels reported in discontinued operations and one New Orleans hotel that was severely damaged on August 29, 2005 by Hurricane Katrina and is yet to be determined whether it is feasible to ever return to service.

(2)	Represents statistics for Baymont Inn & Suites acquired on September 3, 2004.
(3)	“N/A” for change is due to abbreviated period for 2004 data.
(4)	Excludes hotels reported in discontinued operations and one New Orleans hotel that was severely damaged on August 29, 2005 by Hurricane Katrina and is yet to be determined whether it is feasible to ever return to service.
(5)	Includes statistics for seven Woodfield Suites and one Budgetel property acquired on September 3, 2004 and two of the hotels acquired on December 9, 2004.
(6)	Includes all company owned, franchised, and managed hotels, but excludes hotels reported in discontinued operations and one New Orleans hotel that was severely damaged on August 29, 2005 by Hurricane Katrina and is yet to be determined whether it is feasible to ever return to service.

La Quinta Corporation
Schedule F
Hotel Unit Data
(Unaudited)
Hotel and Room Count Data

	As of September 30, 2005		As of September 30, 2004
	Number of Hotels	Number of Rooms	Number of Hotels	Number of Rooms
Comparable Hotels (1)
La Quinta Inns	185	24,019	185	24,046
La Quinta Inn & Suites	75	10,067	75	10,067
Baymont Inn & Suites(2)	—	—	—	—
Total Comparable Hotels	260	34,086	260	34,113
Company-Owned (3)
La Quinta Inns	186	24,117	190	24,641
La Quinta Inn & Suites	78	10,651	77	10,293
Baymont Inn & Suites(2)	85	8,792	85	8,787
Other(4)	10	1,241	8	972
Total Company Owned Hotels	359	44,801	360	44,693
Franchised/Managed Hotels
La Quinta Inns	72	6,112	56	5,462
La Quinta Inn & Suites	67	5,331	53	4,272
Baymont Inn & Suites(2)	106	9,239	88	7,535
Total Franchised/Managed Hotels	245	20,682	197	17,269
Total System Wide Hotels(5)	604	65,483	557	61,962
(1)	Excludes hotels undergoing redevelopment or brand conversions, as well as hotels reported in discontinued operations and one New Orleans hotel that was severely damaged on August 29, 2005 by Hurricane Katrina and is yet to be determined whether it is feasible to ever return to service.

(2)	Represents statistics for Baymont Inn & Suites acquired on September 3, 2004.
(3)	Excludes hotels reported in discontinued operations and one New Orleans hotel that was severely damaged on August 29, 2005 by Hurricane Katrina and is yet to be determined whether it is feasible to ever return to service.
(4)	Represents statistics for seven Woodfield Suites and one Budgetel property acquired on September 3, 2004 and two of the hotels acquired on December 9, 2004.
(5)	Includes all company owned, franchised, and managed hotels, but excludes hotels reported in discontinued operations and one New Orleans hotel that was severely damaged on August 29, 2005 by Hurricane Katrina and is yet to be determined whether it is feasible to ever return to service.